EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Third Quarter 2010 Results

Midland Park, NJ – November 1, 2010 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported net income for the three months ended September 30, 2010 of $340,000, or $0.03 per diluted common share, as compared to earnings of $893,000, or $0.13 per diluted common share, for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, the Corporation reported net income of $146,000 compared to net income of $2.9 million for the corresponding nine month period in 2009.  After dividends on preferred stock, the net loss to the common shareholders was $266,000 for the first nine months of 2010, or $0.05 per diluted common share, compared to net income of $2.5 million, or $0.43 per diluted common share, during the same period in 2009.  The reduced earnings in the current year periods is primarily related to a higher provision for loan losses.

Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge commented, “We continue to address asset quality and are working to reduce the current elevated level of nonperforming loans.”  Modest improvement was seen, with September 30, 2010 nonperforming loans amounting to $24.5 million, representing 5.43% of

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total loans, which compares favorably to $26.9 million, or 5.88% at June 30, 2010.  In addition, the level of loans past due between 30-89 days remained at $4.0 million at the end of September, reflecting stabilization when compared to June and a significant improvement from a $9.7 million level at the end of March.

For the three months ended September 30, 2010 the Corporation recorded a $1.5 million provision for loan losses, or $7.8 million on a year to date basis.  At September 30, 2010, the total allowance for loan losses represented 2.07% of total loans compared to a ratio of 1.91% at June 30, 2010 and 1.50% as of December 31, 2009.  Furthermore, the ratio of allowance for loans losses to nonperforming loans was 38.09% at September 30, 2010, providing improved allowance coverage as compared to levels of 32.48% and 30.20% as of June 30, 2010 and December 31, 2009, respectively.

For the three and nine months ended September 30, 2010 net interest income was generally comparable to the prior year periods.  The net interest spread of 3.53% for the three months ended September 30, 2010 increased slightly from 3.47% for the three months ended September 30, 2009.  Net interest margin decreased slightly to 3.83% for the current three month period from 3.92% for the same prior year period.  The reported net interest spread and margin for the nine months ended September 30, 2010 of 3.56% and 3.90%, respectively, show improvement when compared to the net interest spread and margin of 3.44% and 3.89%, respectively, for the nine months ended September 30, 2009.  Disciplined pricing of deposit products served to offset a decline in yields on earning assets in the current year periods.

Focus on controlling noninterest expense continues, with the goal of operating more efficiently in the current business environment.  A portion of the increase in expenses in the current year, nevertheless, is associated with managing the higher volume of nonperforming loans.

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Total assets of $680.1 million at September 30, 2010 show a modest increase when compared to $663.8 million of assets at December 31, 2009.  While deposit growth has been strong, loan demand is more reflective of consumer and business spending patterns in these times of economic uncertainty.  In the current environment, therefore, the balance sheet has benefited from planned additional liquidity.

Deposits continue to grow, reaching $565.8 million at September 30, 2010 compared to deposits of $529.9 million at December 31, 2009.  Noninterest-bearing deposits represented 18.2% of total deposits at September 30, 2010, up from 16.7% at December 31, 2009.  The increase in deposits has enabled the Corporation to reduce other borrowings by $18.6 million since December 31, 2009.

With a tier 1 leverage ratio of 8.64% and total risk based capital ratio of 13.29%, the Corporation’s capital ratios far exceed the regulatory requirements for a “well capitalized” institution.  Maintaining strong capital levels remains a primary objective of our Board.

In closing Van Ostenbridge reiterated, “Our ability to grow net interest income as well as fees and service charges improves our core earnings during this difficult period.  By reducing our nonperforming assets we will be in a position to lower our provision for loan losses which, in turn, will generate even stronger earnings.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank is currently celebrating its twenty–fifth year of operation.  The Bank’s tithe amounts to over $7.0 million in total donations since the program began.

We invite you to visit our website at www.asbnow.com for additional information.

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The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009

Selected Financial Condition Data:
Cash and cash equivalents	$25,158	$19,452	$8,871	$13,646
Securities available for sale	127,348	116,009	103,026	90,460
Securities held to maturity	47,434	56,836	67,717	75,232
FHLB Stock	2,497	2,497	3,227	3,195
Loans receivable:
Loans receivable, gross	450,507	458,102	460,476	451,229
Allowance for loan losses	(9,327)	(8,745)	(6,920)	(7,249)
Other, net	(290)	(350)	(437)	(428)
Loans receivable, net	440,890	449,007	453,119	443,552

Loans held for sale	9,326	3,059	660	1,018
Other assets	27,409	28,050	27,224	22,518
Total assets	$680,062	$674,910	$663,844	$649,621

Deposits:
Total deposits	$565,845	$561,183	$529,930	$514,612
Other borrowings	36,000	36,000	54,600	53,900
Subordinated debentures	7,217	7,217	7,217	7,217
Securities sold under agreements to repurchase	15,241	15,400	15,396	16,019
Other liabilities	2,910	2,412	3,190	3,801
Stockholders' equity	52,849	52,698	53,511	54,072
Total liabilities and stockholders' equity	$680,062	$674,910	$663,844	$649,621

Book value per common share	$7.37	$7.39	$7.50	$7.60

Equity to assets	7.77%	7.81%	8.06%	8.32%

Asset Quality Data:
Nonaccrual loans	$24,334	$25,712	$19,656	$14,536
Loans past due 90 days or more and accruing	10	-	415	728
Restructured loans	140	1,210	2,846	2,417
Total nonperforming loans	24,484	26,922	22,917	17,681
Other real estate owned	356	-	-	-
Total nonperforming assets	$24,840	$26,922	$22,917	$17,681

Non-performing loans to total loans	5.43%	5.88%	4.98%	3.92%
Non-performing assets to total assets	3.65%	3.99%	3.45%	2.72%
Allowance for loan losses to nonperforming loans	38.09%	32.48%	30.20%	41.00%
Allowance for loan losses to total gross loans	2.07%	1.91%	1.50%	1.61%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,

	2010	2009	2010	2009
Selected Operating Data:
Interest income	$8,095	$8,610	$24,791	$25,625
Interest expense	2,145	2,634	6,739	8,231
Net interest income	5,950	5,976	18,052	17,394
Provision for loan losses	1,500	1,200	7,755	2,375
Net interest income after provision
for loan losses	4,450	4,776	10,297	15,019
Noninterest income:
Fees and service charges	514	492	1,486	1,362
Bank owned life insurance	82	79	249	238
Gain on sales of mortgage loans	94	188	215	272
Gain on calls and sales of securities	-	2	802	255
Merchant processing	-	-	-	118
Other	69	60	265	232
Total noninterest income	759	821	3,017	2,477
Noninterest expenses:
Salaries and employee benefits	2,077	2,128	6,151	6,264
Occupancy, net	501	453	1,471	1,398
Equipment	285	277	871	795
Data processing	334	300	986	882
FDIC insurance premium	251	197	712	886
Charitable contributions	150	120	300	411
Merchant processing	-	-	-	108
Other	1,010	871	2,712	2,694
Total noninterest expenses	4,608	4,346	13,203	13,438
Income before income taxes	601	1,251	111	4,058
Income tax (benefit) expense	261	358	(35)	1,198
Net income	340	893	146	2,860
Dividends on preferred stock and accretion	137	138	412	367
Net (loss) income available to common stockholders	$203	$755	$(266)	$2,493

Weighted avg. no. of diluted common shares	5,842,366	5,837,797	5,842,565	5,836,225
Diluted (loss) earnings per common share	$0.03	$0.13	$(0.05)	$0.43

Return on average common equity	1.51%	5.59%	-0.66%	6.37%

Return on average assets	0.20%	0.55%	0.03%	0.60%

Yield on average interest-earning assets	5.18%	5.61%	5.32%	5.69%
Cost of average interest-bearing liabilities	1.65%	2.14%	1.76%	2.25%
Net interest rate spread	3.53%	3.47%	3.56%	3.44%

Net interest margin	3.83%	3.92%	3.90%	3.89%